 EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Airways:
July 21, 2010		Christopher White (Media)
678-254-7442

Jason Bewley (Investor Relations)
407-318-5188

AirTran Holdings, Inc., Reports Second Quarter Profit on
All-Time Record Quarterly Revenue

-Passenger Unit Revenue Increases 12.6 Percent, Driving Record Revenues and Second Quarter Profit Despite Fuel Prices Increasing Over 37 Percent-

-Company Also Posts Significant Improvement in Operational Performance
While Improving Long-Term Financial Strength-

ORLANDO, Fla., (July 21, 2010) -- AirTran Holdings, Inc., (NYSE: AAI), the parent company of AirTran Airways, Inc., today reported a net profit of $12.4 million or $0.09 per diluted share for the second quarter of 2010. Excluding $26.4 million in unrealized losses, net of taxes, related to the reduction in value of future fuel hedges, the Company's net income for the quarter would have been $38.8 million dollars or $0.23 per diluted share. This result is particularly noteworthy given the 37.2 percent increase in the per-gallon cost of jet fuel, the airline’s single largest expense, year-over-year.

AirTran Airways also made significant improvements to its financial position during the quarter, including re-signing and extending a secured credit facility for two additional years, revising the terms of future aircraft deliveries to reduce required capital investments by over $200 million between now and 2012, and retiring $90.4 million in convertible notes in July that eliminated the potential dilutive effect of issuing 8.1 million shares of common stock. Based on these and other improvements, including the Company’s profitability, Standard & Poor’s (S&P) upgraded its debt rating of AirTran Holdings on July 7, 2010.

Operating income in the second quarter of 2010 was $68.2 million, $2.1 million higher than the prior year due to the favorable impact of a 16.1 percent increase in total revenue that exceeded the substantial increase in the cost of jet fuel. Net income for the second quarter of 2010 was $66.1 million less than the prior year due to $34.0 million in net losses on derivative financial instruments in 2010 compared to a $27.3 million net gain on derivative financial instruments during the same period last year along with a $4.0 million gain on early extinguishment of debt in 2009. As of June 30, AirTran Airways’ fuel hedge portfolio stands at $16.1 million.

The Company also set quarterly records for revenue passenger miles flown, load factor and enplaned passengers. For the first time in AirTran Airways’ history, load factor topped 83 percent in the second quarter. Despite flying more miles with more people than ever before in the second quarter, the airline improved upon its exemplary operating performance. AirTran Airways continued to rank number one in fewest mishandled bags and is among the leaders in on-time performance, posting an on-time rate of 83.8 percent for the second quarter.

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AirTran Reports Second Quarter Results
Add One

“I want to thank all of our hard-working Crew Members. Working together, we have been able to serve more customers than ever before during the second quarter. We all take pride in delivering the award-winning, high-quality, low-cost service that our customers have come to expect from AirTran Airways,” said Bob Fornaro, AirTran Airways’ chairman, president and chief executive officer. “Because of this, we are able to continue to strengthen the Company’s long-term financial position.”

Network Expansion:

During the second quarter, the Company continued to expand its nationwide network, offering more service to popular tourist and business destinations while introducing AirTran’s unique service to three new markets; Grand Rapids, Mich., Huntsville/Decatur, Ala., and Tunica, Miss. With these additions, AirTran now serves 71 cities across the U.S., Mexico and the Caribbean.

AirTran Airways announced increased frequencies from its Milwaukee hub to Boston and Washington/Reagan while adding popular tourist destinations, Sarasota/Bradenton, Fla., and New Orleans to its growing route network while bringing back Phoenix seasonal service this fall. The airline also began twice daily flights to Dallas from Milwaukee during the quarter.

In Orlando, the Company continued to offer more nonstop markets to our hometown than any other airline, adding new service from: Grand Rapids, Mich., San Antonio, Huntsville/Decatur, Ala., and Wichita, Kan. to the world’s most popular tourist and meeting destination.

Meanwhile, the airline also enhanced its Baltimore/Washington route network, initiating new flights to: Grand Rapids, Mich., San Antonio, Jacksonville, Fla., and Huntsville/Decatur, Ala.

“Our network diversification efforts over the past year have positively impacted both our revenue position and our operational performance. With these diversification efforts in place, we can now focus on growing and expanding our route network,” said Kevin Healy, AirTran Airways' senior vice president, marketing and planning. “Today we offer our customers from around the nation opportunities to travel to exotic locales like Aruba, Nassau/Paradise Island, Montego Bay, Jamaica, Cancun, Mexico, and Key West.”

During the quarter AirTran Airways also received government approval to begin scheduled flights to Punta Cana, Dominican Republic. This marks the airline’s fifth Caribbean destination. Flights to this vacation hot spot will begin in February 2011 from the airline’s Atlanta hub.

Financial Performance and Outlook:

AirTran Airways continues its position of leading the industry with the lowest non-fuel operating cost per mile among major airlines on a stage-length adjusted basis. The Company has been able to maintain this advantage by operating North America's newest all-Boeing fleet, efficiently utilizing its aircraft and other assets, and driving cost-savings from all levels of the organization.

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AirTran Reports Second Quarter Results
Add Two

Tight cost controls, combined with prudent, long-term financial management, have enabled the Company to bolster its financial health while experiencing a significant revenue recovery. The airline’s passenger revenue per available seat mile (PRASM) was 10.13 cents, an improvement of 12.6 percent over the prior year.  Total revenue per available seat mile (TRASM) reached its highest second quarter level since 2001 at 11.19 cents, an improvement of 10.7 percent over the prior year.

“Every Crew Member has focused aggressively on delivering a quality product and keeping our costs down,” said Arne Haak, AirTran Airways' senior vice president of finance, treasurer and chief financial officer. "Because of our fiscal discipline and the continuing revenue recovery, we are on the right track for long-term success. It is more important than ever for us to maintain our cost focus at all levels of the organization, particularly as the pace of economic recovery remains uncertain."

During the quarter, AirTran Airways and The Boeing Company (NYSE: BA) agreed to revise AirTran’s Boeing 737 aircraft delivery schedule by deferring deliveries of nine 737 aircraft between 2011 and 2014 until later dates, beginning in 2015 and ending in 2017. The companies also agreed to a 10-year lease of two additional Boeing 717 aircraft beginning in 2011. Through these revisions, AirTran Airways has reduced its capital requirements between 2010 and 2012.

AirTran Airways' unrestricted cash position at quarter's end was $535.3 million and its revolving line of credit was undrawn. During the quarter, the Company revised and extended the term of its secured revolving credit facility. The revised $100 million facility has been extended to December 31, 2012.

Based on current cost and revenue trends, AirTran Airways' outlook for the third quarter 2010 relative to the prior year’s third quarter is as follows:

Available seat miles (ASMs): Up approximately 1.0 percent
Passenger revenue per ASM (PRASM): Up 14.5 to 16.5 percent
Total revenue per ASM (TRASM): Up 12.5 to 14.5 percent
Average economic cost per gallon of fuel, all-in: $2.29 to $2.34
Non-Fuel operating cost per ASM: Up 4.0 to 5.0 percent
Non-Fuel operating cost per ASM, Full Year 2010: Up 4.0 to 5.0 percent

Other AirTran Airways Highlights:

Other highlights of AirTran Airways' accomplishments in the second quarter and to date include:

•
Selected SmarterTravel’s Best Value Airline for 2010. This is in addition to being ranked #1 among all low-cost carriers for the third consecutive year in the prestigious Airline Quality Rating (http://www.aqr.aero/) and being selected for Air Transport World’s Market Leadership Award earlier this year.

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AirTran Reports Second Quarter Results
Add Three

•
Successfully transitioned to a new, state-of-the-art System Operations Control Center in Orlando. This new, 16,000-square foot facility serves as the 24-hour command center for the airline and was financed in partnership with the state of Florida and the Greater Orlando Aviation Authority.

•
Completed implementation of pilot and flight attendant bases at General Mitchell International Airport in Milwaukee and began plans for a new pilot base at Orlando International Airport. These bases allow AirTran Airways to more efficiently schedule on-board Crew Members and further solidifies AirTran’s relationship with these important cities in our network.

•	Unveiled the latest additions to the AirTran Airways special livery fleet:

•	Brewers 1 in honor of our partnership with the Milwaukee Brewers.

•	Harry Potter 1 to celebrate our long-term partnership with Universal Orlando and the opening of the new “Wizarding World of Harry Potter” experience at the theme park.

•	Conducted our first ever FAA-approved Aviation Career Education (ACE) Academy in Milwaukee in which more than a dozen promising students were exposed to career opportunities in aviation.

AirTran Holdings, Inc. will conduct a conference call to discuss the quarter's results today at 9:30 a.m. Eastern Daylight Time. A live broadcast of the conference call will be available via the Internet in the investor relations section at http://www.airtran.com/.

AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI) and a Fortune 1000 company, has been ranked the number one low-cost carrier in the Airline Quality Rating study for the past three years.  AirTran is the only major airline with Gogo Inflight Internet on every flight and offers coast-to-coast service on North America's newest all-Boeing fleet. Our low-cost, high-quality product also includes assigned seating, Business Class and complimentary XM Satellite Radio on every flight. To book a flight, visit http://www.airtran.com/.

Editor's note: Statements regarding the Company's operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2009. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

# # #

 Attached: Consolidated Statements of Operations*

AirTran Holdings, Inc.
Consolidated Statements of Income
(In thousands, except per share data and statistical summary)
(Unaudited)

	Three months ended June 30,				Percent
	2010		2009		Change
Operating Revenues:
Passenger	$634,061		$536,971		18.1
Other	66,496		66,682		(0.3)
Total operating revenues	700,557		603,653		16.1
Operating Expenses:
Aircraft fuel	228,881		159,903		43.1
Salaries, wages and benefits	131,310		122,784		6.9
Aircraft rent	60,565		60,558		0.0
Maintenance, materials and repairs	57,743		49,468		16.7
Distribution	29,051		25,019		16.1
Landing fees and other rents	42,484		37,365		13.7
Aircraft insurance and security services	5,718		5,244		9.0
Marketing and advertising	8,884		10,237		(13.2)
Depreciation and amortization	14,866		14,104		5.4
Loss on asset dispositions	—		2,384		—
Other operating	52,828		50,421		4.8
Total operating expenses	632,330		537,487		17.6
Operating Income	68,227		66,166		3.1
Other (Income) Expense:
Interest income	(613)		(699)		(12.3)
Interest expense	22,985		19,749		16.4
Capitalized interest	(522)		(725)		(28.0)
Net (gains) losses on derivative financial instruments	33,997		(27,335)		—
Gain on extinguishment of debt	—		(3,974)		—
Other (income) expense, net	55,847		(12,984)		—
Income Before Income Taxes	12,380		79,150		(84.4)
Income tax expense	—		712		—
Net Income	$12,380		$78,438		(84.2)
Earnings per Common Share
Basic	$0.09		$0.65		(86.2)
Diluted	$0.09		$0.56		(83.9)
Weighted-average Shares Outstanding
Basic	135,319		120,155		12.6
Diluted	172,729		149,113		15.8

Operating margin	9.7	percent	11.0	percent	(1.3	) pts.
Net margin	1.8	percent	13.0	percent	(11.2	) pts.
Net margin, adjusted *	5.5	percent	7.7	percent	(2.2	) pts.

(continued on next page)

	Three Months Ended June 30,				Percent
	2010		2009		Change
Second Quarter Statistical Summary:
Revenue passengers	6,534,974		6,208,390		5.3
Revenue passenger miles (000s)	5,201,339		4,818,428		7.9
Available seat miles (000s)	6,258,635		5,968,902		4.9
Passenger load factor	83.1	percent	80.7	percent	2.4	pts.
Departures	65,186		64,058		1.8
Average aircraft stage length (miles)	765		743		3.0
Average fare (excluding transportation taxes)	$97.03		$86.49		12.2
Average yield per RPM	12.19	cents	11.14	cents	9.4
Passenger revenue per ASM	10.13	cents	9.00	cents	12.6
Total revenue per ASM	11.19	cents	10.11	cents	10.7
Operating cost per ASM	10.10	cents	9.00	cents	12.2
Operating cost per ASM, adjusted*	10.10	cents	8.96	cents	12.7
Non-fuel operating cost per ASM	6.45	cents	6.33	cents	1.9
Non-fuel operating cost per ASM, adjusted*	6.45	cents	6.29	cents	2.5
Average cost of aircraft fuel per gallon	$2.36		$1.72		37.2
Average economic cost of aircraft fuel per gallon	$2.37		$1.76		34.7
Gallons of fuel burned (000s)	97,127		92,813		4.6
Operating aircraft in fleet at end of period	138		136		1.5
Average daily aircraft utilization (hours)	11.3		11.2		0.9
Full-time equivalent employees at end of period	8,083		8,200		(1.4)

* Statistical calculations for 2010 and 2009, on an adjusted basis, exclude gains and losses as detailed in the attached Reconciliation of GAAP Financial Information to Non-GAAP Financial Information.

AirTran Holdings, Inc.
Consolidated Statements of Income
(In thousands, except per share data and statistical summary)
(Unaudited)

	Six months ended June 30,				Percent
	2010		2009		Change
Operating Revenues:
Passenger	$1,175,765		$1,023,072		14.9
Other	129,933		122,536		6.0
Total operating revenues	1,305,698		1,145,608		14.0
Operating Expenses:
Aircraft fuel	429,049		292,773		46.5
Salaries, wages and benefits	261,411		240,732		8.6
Aircraft rent	121,146		120,989		0.1
Maintenance, materials and repairs	117,083		95,911		22.1
Distribution	54,412		45,234		20.3
Landing fees and other rents	78,956		71,149		11.0
Aircraft insurance and security services	11,650		10,316		12.9
Marketing and advertising	18,463		21,598		(14.5)
Depreciation and amortization	29,721		28,221		5.3
Loss on asset dispositions	—		3,306		—
Other operating	112,533		101,506		10.9
Total operating expenses	1,234,424		1,031,735		19.6
Operating Income	71,274		113,873		(37.4)
Other (Income) Expense:
Interest income	(1,140)		(1,377)		(17.2)
Interest expense	45,972		40,979		12.2
Capitalized interest	(1,033)		(1,065)		(3.0)
Net (gains) losses on derivative financial instruments	27,120		(28,225)		—
Gain on extinguishment of debt	—		(4,296)		—
Other (income) expense, net	70,919		6,016		—
Income Before Income Taxes	355		107,857		(99.7)
Income tax expense	—		712		—
Net Income	$355		$107,145		(99.7)
Earnings per Common Share
Basic	$0.00		$0.89		—
Diluted	$0.00		$0.78		—
Weighted-average Shares Outstanding
Basic	135,173		119,993		12.7
Diluted	135,577		149,220		(9.1)

Operating margin	5.5	percent	9.9	percent	(4.4	) pts.
Net margin	—	percent	9.4	percent	(9.4	) pts.
Net margin, adjusted *	1.7	percent	6.4	percent	(4.7	) pts.

(continued on next page)

	Six Months Ended June 30,				Percent
	2010		2009		Change
Six Month Statistical Summary:
Revenue passengers	12,061,382		11,553,073		4.4
Revenue passenger miles (000s)	9,592,140		8,904,609		7.7
Available seat miles (000s)	11,943,095		11,327,284		5.4
Passenger load factor	80.3	percent	78.6	percent	1.7	pts.
Departures	125,152		123,017		1.7
Average aircraft stage length (miles)	761		735		3.5
Average fare (excluding transportation taxes)	$97.48		$88.55		10.1
Average yield per RPM	12.26	cents	11.49	cents	6.7
Passenger revenue per ASM	9.84	cents	9.03	cents	9.0
Total revenue per ASM	10.93	cents	10.11	cents	8.1
Operating cost per ASM	10.34	cents	9.11	cents	13.5
Operating cost per ASM, adjusted*	10.34	cents	9.08	cents	13.9
Non-fuel operating cost per ASM	6.74	cents	6.52	cents	3.4
Non-fuel operating cost per ASM, adjusted*	6.74	cents	6.49	cents	3.9
Average cost of aircraft fuel per gallon	$2.32		$1.66		39.8
Average economic cost of aircraft fuel per gallon	$2.31		$1.69		36.7
Gallons of fuel burned (000s)	185,163		176,166		5.1
Operating aircraft in fleet at end of period	138		136		1.5
Average daily aircraft utilization (hours)	11.1		10.9		1.8
Full-time equivalent employees at end of period	8,083		8,200		(1.4)

* Statistical calculations for 2010 and 2009, on an adjusted basis, exclude gains and losses as detailed in the attached Reconciliation of GAAP Financial Information to Non-GAAP Financial Information.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Three and Six Months Ended June 30, 2010 and 2009

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to certain non-GAAP financial measures including net income, as adjusted and net margin, as adjusted.  Our disclosures may also exclude special or non-recurring items that we believe should be taken into consideration to more accurately measure and monitor our operating performance.  Our disclosure of non-fuel operating cost per available seat mile (non-fuel CASM) is consistent with financial measures reported by other airlines and analysts. We believe that non-fuel CASM and non-fuel CASM, adjusted, provide a useful understanding of our operations. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.  Our press release also contains information regarding the components of GAAP fuel expense and net gains and losses on derivative financial instruments.  These amounts have been included as supplemental information.

We disclose both the average cost of aircraft fuel per gallon and the average economic cost of aircraft fuel per gallon. Average cost of aircraft fuel per gallon is based on fuel expense as measured by GAAP, which includes realized gains and losses on fuel related derivative instruments, that are accounted for as hedges. Average economic cost of fuel per gallon includes realized gains and losses on all fuel related derivative instruments, including those which were not accounted for as hedges.  Neither the average cost of aircraft fuel  nor the average economic cost of aircraft fuel include unrealized gains and losses.

We consider our fuel derivative contracts an important tool in managing costs related to jet fuel purchases.  We believe it is important to assess our financial performances by including the effect of the net cash settlements and excluding the mark-to-market adjustments for our unrealized gains and losses recorded in the income statement for contracts settling in future periods.

We believe that these above measures represent important internal measures of performance. Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a year-over-year and a quarter-over-quarter basis. However, because these measures are not determined in accordance with accounting principles generally accepted in the United States, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures as presented may not be directly comparable to similarly titled measures presented by other companies. The non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.

Dollars in thousands, unless otherwise noted	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
The following table calculates net income, adjusted and net margin, adjusted:
Net income	$12,380	$78,438	$355	$107,145
Loss on asset dispositions, net of taxes	—	2,384	—	3,306
Gain on extinguishment of debt, net of taxes	—	(3,262)	—	(3,584)
Unrealized (gains) losses on derivative financial instruments, net of taxes	26,374	(30,960)	21,714	(33,923)
Net income, adjusted	$38,754	$46,600	$22,069	$72,944
Total operating revenues	$700,557	$603,653	$1,305,698	$1,145,608
Net margin, adjusted	5.5%	7.7%	1.7%	6.4%
The following table calculates operating expenses, adjusted and operating cost per ASM, adjusted:
Total operating expenses	$632,330	$537,487	$1,234,424	$1,031,735
Loss on asset dispositions	—	(2,384)	—	(3,306)
Operating expenses, adjusted	$632,330	$535,103	$1,234,424	$1,028,429
ASMs (000s)	6,258,635	5,968,902	11,943,095	11,327,284
Operating cost per ASM (cents), adjusted	10.10	8.96	10.34	9.08
The following table calculates non-fuel operating cost per ASM and non-fuel operating cost per ASM, adjusted:
Total operating expenses	$632,330	$537,487	$1,234,424	$1,031,735
Aircraft fuel	(228,881)	(159,903)	(429,049)	(292,773)
Non-fuel operating costs	$403,449	$377,584	$805,375	$738,962
ASMs (000s)	6,258,635	5,968,902	11,943,095	11,327,284
Non-fuel operating cost per ASM (cents)	6.45	6.33	6.74	6.52
Total operating expenses	$632,330	$537,487	$1,234,424	$1,031,735
Aircraft fuel	(228,881)	(159,903)	(429,049)	(292,773)
Loss on asset dispositions	—	(2,384)	—	(3,306)
Non-fuel operating costs, adjusted	$403,449	$375,200	$805,375	$735,656
ASMs (000s)	6,258,635	5,968,902	11,943,095	11,327,284
Non-fuel operating cost per ASM (cents), adjusted	6.45	6.29	6.74	6.49
The following table provides detail of certain components of aircraft fuel expense and calculates average economic cost of aircraft fuel per gallon:
Aircraft fuel expense per GAAP	$228,881	$159,903	$429,049	$292,773
Realized (gains) losses on derivatives that do not qualify for hedge accounting, recorded in net (gains) losses on derivative financial instruments	1,323	3,625	(895)	5,698
Economic fuel expense	$230,204	$163,528	$428,154	$298,471
Gallons of fuel burned (000s)	97,127	92,813	185,163	176,166
Average economic cost of aircraft fuel per gallon	$2.37	$1.76	$2.31	$1.69
The following table calculates diluted earnings per share, adjusted:
Net income	$12,380	$78,438	$355	$107,145
Loss on asset dispositions, net of taxes	—	2,384	—	3,306
Gain on extinguishment of debt, net of taxes	—	(3,262)	—	(3,584)
Unrealized (gains) losses on derivative financial instruments, net of taxes	26,374	(30,960)	21,714	(33,923)
Net income, adjusted	$38,754	$46,600	$22,069	$72,944
Plus income effect of assumed interest on convertible debt	1,548	956	3,096	1,911
Net income after assumed conversion, diluted	$40,302	$47,556	$25,165	$74,855
Adjusted weighted-average shares outstanding, diluted	172,729	140,132	172,540	139,110
Diluted earnings per share, adjusted	$0.23	$0.34	$0.15	$0.54

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

The following table contains anticipated hedge percentages by quarter:

Period	Hedge %
Q3 2010	69%
Q4 2010	58%
2011	45%

Revenue guidance:

•	July passenger unit revenues are currently trending up 17% – 18% year-over-year.
•	Our August revenue outlook is for passenger unit revenue growth of 14% – 15% year-over-year.

Fleet plan:

•	Our fleet plan for the balance of 2010 is expected to remain at 138 aircraft.
•	We expect to take delivery, from Boeing Capital, of two leased 717s in February next year.
•	We will take delivery of four 737-700s, from Boeing, in 2011, with the first delivery scheduled for March of 2011.

Fourth quarter capacity is projected to be up approximately 1% - 2%.